Exhibit 99.2

MK Soluções Tecnologia S.A.

Unaudited Interim Condensed Consolidated Statements of Financial Position

As of June 30, 2025, and December 31, 2024

(In Brazilian reais, unless otherwise stated)

	Consolidated
	06.30.2025	12.31.2024
Current Assets
Cash and cash equivalents	10,357,608	7,197,216
Trade accounts receivable, net	189,899	195,574
Taxes Recoverable	2,275	2,275
Other current assets	75,835	81,882
Total current assets	10,625,616	7,476,947

Non-current assets
Investments	21,316	21,316
Property and equipment, net	824,388	863,512
Intangible assets, net	9,059,587	7,508,296
Total non-current assets	9,905,291	8,393,124

Total assets	20,530,907	15,870,071

Current liabilities
Accounts payable to suppliers	211,139	296,938
Taxes Payable	1,304,103	1,250,451
Social Security Contributions Payable	248,492	240,389
Payroll and Labor Obligations	1,795,156	1,278,691
Other Liabilities	63,162	51,031
Total current liabilities	3,622,053	3,117,500

Non-current liabilities
Contingency provision	870,757	1,150,322
Tax obligations	194,256	-
Total non-current liabilities	1,065,013	1,150,322

Shareholder´s equity
Share capital	200,000	200,000
Treasury shares	15,643,842	11,402,249
Total shareholders	15,843,842	11,602,249
Total liabilities	4,687,065	4,267,822

Total liabilities and shareholders	20,530,907	15,870,071

MK Soluções Tecnologia S.A.

Unaudited Interim Condensed Consolidated Statements of Income

for the six-months ended June 30, 2025, and 2024

(In Brazilian reais, unless otherwise stated)

	Consolidated
	06.30.2025	06.30.2024

Net operating revenue	15,723,836	16,013,307
Cost of services provided	-2,154,924	-1,472,667
Gross profit (loss)	13,568,913	14,540,640

General and administrative expenses	-4,869,052	-4,289,867
Sales and marketing expenses	-531,031	-354,362
Other operating income (expenses), net	-	20,536
Operating profit (loss)	8,168,830	9,916,947
Financial income	654,173	914,701
Financial expenses	-22,397	-20,868

Financial income and expenses, net	631,776	893,833

Profit (Loss) before income tax	8,800,606	10,810,780
Income tax, net	-2,026,482	-2,147,699
Net Income	6,774,124	8,663,081

MK Soluções Tecnologia S.A.

Unaudited Interim Condensed Consolidated Statements of Shareholders’ Equity
for the six-months ended June 30, 2025, and 2024

(In Brazilian reais, unless otherwise stated)

	Share Capital	Reserve	Retained earnings (accumulated losses)	Total Equity

Balances as of January 01, 2024	200,000	16,306,860	-	16,506,860

Profit (Loss) for the period			8,663,081
Dividends distribution			-3,010,960

Balances as of June 30, 2024	200,000	16,306,860	5,652,121	22,158,980

Balances as of January 01, 2025	200,000	11,402,249	-	11,602,249

Profit (Loss) for the period			6,774,124
Dividends distribution			-2,532,531

Balances as of June 30, 2025	200,000	11,402,249	4,241,593	15,843,842

MK Soluções Tecnologia S.A.

Unaudited Interim Condensed Consolidated Statements of Cash Flow
Loss for the six-months ended June 30, 2025, and 2024

(In Brazilian reais, unless otherwise stated)

	Consolidated
	06.30.2025	06.30.2024
Cash flows from operating activities
Profit before income tax	8,800,606	10,810,780

Adjustments for:
Depreciation and Amortization	417,051	436,493
Gain (loss) on disposal/sale of property, plant and equipment	-	11,454

Changes in operating assets and liabilities
Trade Receivables	5,675	-14,518
Other Advances	6,047	31,542
Recoverable Taxes	-	245
Other Assets	-	-2,947
Trade Payables	-85,799	-68,407
Taxes Payable	-96	133,926
Social Security Contributions Payable	8,103	140,155
Payroll and Labor Obligations	516,465	383,789
Other accounts payable	12,341	-33,680
Contingency provision	-31,561	-
Corporate income tax (IRPJ) and social contribution on net profit (CSLL)	-2,026,482	-2,147,699

Net cash provided by (used in) operating activities	7,622,349	9,681,132

Cash flows from financing activities

Dividends paid	-2,532,740	-3,010,960

Net cash provided by (used in) financing activities	-2,532,740	-3,010,960

Cash flows from investing activities
Acquisition of property, plant and equipment	-82,033	-66,923
Intangible Assets	-1,847,184	-1,886,848

Net cash provided by (used in) investing activities	-1,929,217	-1,953,772

Net increase (decrease) in cash and cash equivalents	3,160,392	4,716,400

Cash and cash equivalents at January 1	7,197,216	13,805,518
Cash and cash equivalents at June 30	10,357,608	18,521,918

Net increase (decrease) in cash and cash equivalents	3,160,392	4,716,400

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